TERMINATION, MUTUAL RELEASE, AND SETTLEMENT AGREEMENT
This Termination, Mutual Release, and Settlement Agreement (this "Termination Agreement"), dated as of August 4, 2026, is made by and between Energea Portfolio 5 LATAM LP, a Delaware limited partnership ("Energea"), and Helios Energía S.A.S. E.S.P., a Colombian utility services provider company ("Helios") (each a "Party" and together the "Parties").
RECITALS
A.   The Parties entered into that certain Loan and Security Agreement dated January 22, 2025 (the "Loan Agreement"), as amended by Addendum No. 01 dated February 28, 2026 (the "Addendum" and, together with the Loan Agreement and the other documents executed in connection therewith, the "Loan Documents").
B.  In connection with the closing of the Loan Agreement on January 22, 2025, Helios and certain of its shareholders delivered to Energea a security package including a secured promissory note (pagaré) with letter of instructions (carta de instrucciones), an equity pledge agreement (prenda sobre acciones) granted by such shareholders, and an asset pledge agreement (prenda sobre activos) (collectively, the "Security Documents"), none of which was registered in the Registro de Garantías Mobiliarias.
C.  No Advance was ever requested and disbursed, or otherwise disbursed, under the Loan Agreement, and no principal or interest is outstanding thereunder.
D.  During 2026 the Parties negotiated a possible amended and restated loan and security agreement, which was never executed; that negotiation process was terminated on July 15, 2026.
E.  The Parties wish to terminate their contractual relationship by mutual agreement (mutuo disenso) and to fully and finally settle and release all claims between them arising out of or relating to the Loan Documents and the negotiations described above, with the effects of a settlement (transacción) under Colombian law, including its res judicata (cosa juzgada) effect.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:
1.  Definitions
Capitalized terms used but not defined in this Termination Agreement have the meanings given to them in the Loan Agreement.
"Closing" means the consummation of the transactions described in Section 3, on the Closing Date.
"Closing Date" means August 4, 2026, or such other date as the Parties agree in writing.
"Released Claims" means any and all claims, demands, actions, causes of action, obligations, damages, costs, and liabilities of any nature, whether known or unknown, contingent or matured, in contract, tort, or otherwise, arising out of or relating to the Loan Documents, the Security Documents, the transactions contemplated thereby, any decision to fund or not to fund any Advance, or the negotiation of any amendment, restatement, or other modification thereof, in each case arising on or before the Closing Date.
2.  Termination
2.1  Termination. Effective at the Closing, the Loan Agreement, the Addendum, and each other Loan Document are terminated by mutual agreement of the Parties (mutuo disenso), and all commitments of Energea to make any Advance or other extension of credit are cancelled. Such termination extends to all third-party arrangement (if applicable) implemented, all of which shall cease to have affect, including supplier subordinations and other in effect.
2.2  No Admission. This Termination Agreement is entered into by mutual convenience. Nothing herein constitutes, or shall be construed as, an admission of breach, default, fault, or liability by either Party.
3.  Closing; Deliveries
3.1   Closing. The Closing shall occur on the Closing Date, remotely by exchange of executed counterparts in electronic form.
3.2  Return of Security Documents. Within ten (10) Business Days following the Closing Date, Energea shall make available for collection by Helios, at a location in Colombia notified by Energea to Helios in writing, all original Security Documents in Energea's possession, with each original counterpart of the pagaré marked "anulado - sin valor". Helios shall collect such documents within twenty (20) Business Days following such notice and shall issue to Energea a receipt itemising the documents collected. Energea shall also deliver its written consent to the revocation of the Banking Attorney Resolution contemplated by Section 9.3(c) of the Loan Agreement (as inserted by the Addendum). Energea shall have no obligation in respect of any document not in its possession.
Energea represents that it has not endorsed, negotiated, discounted, assigned or otherwise transferred the pagaré or any other Security Document to any third party.

3.3  Helios Deliveries. At the Closing, Helios shall deliver to Energea: (a) a certificate of its legal representative confirming that such legal representative holds full statutory authority to execute this Agreement.
3.4  Effect. The releases in Section 4 take effect at the Closing. The return of Security Documents under Section 3.2 is an independent post-Closing undertaking and is not a condition to, and does not suspend, the effectiveness of those releases.

4.  Mutual Release; Settlement Effect
4.1  Release by Helios. Effective at the Closing, Helios, on behalf of itself, its Subsidiaries, and their respective successors and assigns, irrevocably and unconditionally releases and forever discharges Energea, its Affiliates, and their respective officers, directors, managers, partners, members, employees, advisors, and agents from all Released Claims, including, without limitation, any claim relating to any failure or refusal to disburse any Advance.
4.2   Release by Energea. Effective at the Closing, Energea, on behalf of itself and its successors and assigns, irrevocably and unconditionally releases and forever discharges Helios, its Subsidiaries, and their respective officers, directors, employees, partners, members, stockholders and its members, advisors, and agents from all Released Claims, including, without limitation, any claim relating to compliance with the covenants of the Loan Documents prior to the Closing Date.
4.3  Settlement Effect. This Termination Agreement constitutes a settlement (transacción) under Colombian law and shall have res judicata (cosa juzgada) effect with respect to the Released Claims.
4.4   Exclusions. The releases in this Section 4 do not extend to: (a) the obligations of the Parties under this Termination Agreement; (b) claims that cannot be released as a matter of mandatory Colombian law, including claims arising from willful misconduct (dolo); or (c) the confidentiality obligations in Section 5.
4.5  No Prior Assignment. Each Party represents that it has not assigned or transferred any Released Claim to any Person
5.  Confidentiality; Non-Disparagement
5.1  Confidentiality. The terms of this Termination Agreement are confidential and shall not be disclosed by either Party except: (a) to its Affiliates, investors, lenders, and professional advisers subject to confidentiality; (b) as required by Law, regulation, or judicial or arbitral process; or (c) as necessary to effect any registrations or filings contemplated hereby.
5.2  Non-Disparagement. Each Party shall refrain from making any public statement disparaging the other Party in connection with the Loan Documents or the negotiations described in the Recitals. This shall extend to any public or private statement, including statement to investors, prospective leaders, financial institutions or any other agencies.
5.3  Agreed Statement. Any external communication regarding the subject matter hereof shall be limited to: "The parties elected by mutual agreement not to proceed with the contemplated financing."
6.  Representations
6.1   Each Party represents and warrants that: (a) it has full power and authority to execute and perform this Termination Agreement; (b) this Termination Agreement has been duly authorized by all necessary corporate or partnership action; (c) this Termination Agreement constitutes its legal, valid, and binding obligation; and (d) it has received independent legal advice regarding the terms and effects hereof, including the releases in Section 4, and executes this Termination Agreement voluntarily.
7.  Miscellaneous

7.1  Governing Law. This Termination Agreement shall be governed by, and construed in accordance with, the law of the Republic of Colombia, without regard to conflict-of-laws rules (mirroring Section 8.8 of the Loan Agreement).
7.2  Dispute Resolution. Any dispute arising out of or relating to this Termination Agreement shall be resolved in accordance with the mechanism set forth in Section 10 of the Loan Agreement (as inserted by the Addendum), which is incorporated herein by reference and shall survive for that purpose.
7.3  Notices. Notices shall be delivered in writing to the addresses set forth in the Loan Agreement, with copies by email to juan@energea.com (Energea) and info@heliosesp.com (Helios).
7.4  Entire Agreement; Amendments. This Termination Agreement constitutes the entire agreement of the Parties regarding its subject matter and may be amended only in writing signed by both Parties with specific reference hereto.
7.5  Counterparts; Electronic Signatures. This Termination Agreement may be executed in counterparts, including by electronic signature, each of which constitutes an original.
7.6  Expenses. Each Party bears its own costs and expenses in connection with this Termination Agreement.
7.7  Language. This Termination Agreement is executed in English. Spanish-language instruments required for any Colombian registrations or filings shall be prepared consistently herewith and, for registry purposes, shall prevail as required by applicable Law.
7.8  Severability. If any provision hereof is held invalid, the remaining provisions shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

ENERGEA PORTFOLIO 5 LATAM LP

By:
Name: Michael Paul Silvestrini Title: Managing Partner

HELIOS ENERGÍA S.A.S. E.S.P.
By:  Name: Angelina Alvear Flórez
Title: Legal Representative

Termination, Mutual Release and Settlement Helios-Energea Termination, Mutu...elios-Energea.pdf 0ad3b5b48879d71590721b3f4cf1192ac84fda3f
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*  Signed

08 / 04 / 2026
23:00:26 UTC
Sent for signature to Alan Stewart (alan@stewartcarvajales.com), Angelina Alvear (aalvear@heliosesp.com) and Mike Silvestrini (mike@energea.com) by integrations@hellosign.com acting on behalf of juan@energea.com
IP: 186.116.87.154

08 / 05 / 2026
12:43:15 UTC

08 / 05 / 2026
12:44:14 UTC

08 / 12 / 2026
18:17:07 UTC

08 / 13 / 2026
14:54:47 UTC
Viewed by Alan Stewart (alan@stewartcarvajales.com) IP: 191.156.93.106

Signed by Alan Stewart (alan@stewartcarvajales.com) IP: 191.156.93.106

Viewed by Angelina Alvear (aalvear@heliosesp.com) IP: 181.129.146.50

Signed by Angelina Alvear (aalvear@heliosesp.com) IP: 190.85.36.190

Termination, Mutual Release and Settlement Helios-Energea Termination, Mutu...elios-Energea.pdf 0ad3b5b48879d71590721b3f4cf1192ac84fda3f
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*  Signed

08 / 13 / 2026
15:06:18 UTC

08 / 13 / 2026
15:06:24 UTC

08 / 13 / 2026
15:06:24 UTC
Viewed by Mike Silvestrini (mike@energea.com) IP: 47.165.22.174

Signed by Mike Silvestrini (mike@energea.com) IP: 47.165.22.174

The document has been completed.